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                                                              Exhibit (8)(a)(vi)

                       AMENDMENT NUMBER 3 TO THE TRANSFER
                          AGENCY AND SERVICES AGREEMENT

         This Amendment Number 3, effective as of the 17th day of March, 2004, is made to the Transfer Agency and Services Agreement dated as of August 3, 1998 (the "Agreement") by and between UBS Money Series (f/k/a Brinson Money Series, f/k/a Mitchell Hutchins LIR Money Series, f/k/a Mitchell Hutchins Institutional Series) (the "Fund") and PFPC Inc. (as successor to FIRST DATA INVESTOR SERVICES GROUP, INC.) ("PFPC").

         WHEREAS, the Fund and PFPC desire to amend the Agreement pursuant to
Article 14.1 thereof to include a new series of the Fund thereunder, namely its UBS Select Treasury Fund, and to establish a new "Initial Term" for the Agreement as referred to in Article 13.1 thereof:

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree that as of the date first referenced above, the Agreement shall be amended as follows:

1.  Exhibit 1 of the Agreement is hereby deleted and replaced with the revised
    Exhibit 1 attached hereto.

2. The Agreement shall be subject to a new "Initial Term" (within the meaning of Article 13). The new "Initial Term" shall be for a period of two (2) years commencing May 1, 2004; however, nothing herein shall otherwise restrict the ability to terminate the Agreement as provided in Article 13, including termination "for cause" under Article 13.4 during the new "Initial Term."

3. The Agreement, as amended by this and prior amendments, ("Modified Agreement") constitutes the entire agreement between the parties with respect to the subject matter hereof. The Modified Agreement supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter hereof. No officer, employee, servant or other agent of either party is authorized to make any representation, warranty, or other promises not expressly contained herein with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

PFPC INC.                                    UBS MONEY SERIES

By: /s/ Michael G. McCarthy                  By: /s/ Paul Schubert
    --------------------------------             -------------------------------

Name: Michael G. McCarthy                    Name: Paul Schubert
      ------------------------------               -----------------------------

Title: Sr. V.P. and General Manager          Title: Treasurer
       -----------------------------                ----------------------------




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                                                              Exhibit (8)(a)(vi)


                                    Exhibit 1

                          Revised as of March 17, 2004

                               LIST OF PORTFOLIOS
                               ------------------


UBS Select Treasury Fund

UBS Select Money Market Fund (formerly known as Brinson Select Money Market Fund, f/k/a Mitchell Hutchins LIR Select Money Fund)